UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)     October 31, 2007

VOIS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33035	95-4855709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Corporate Boulevard, Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	561-948-4193

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On October 31, 2007 VOIS Inc. and VOIS Partners LLC entered into Stock Purchase Agreements with each of Trackside Brothers LLP, Carrera Capital Management, Inc. and JAB Interactive LLC. Mr. Gary Schultheis, our President and CEO, is the managing member of VOIS Partners LLC. Under the terms of these agreements,

• Trackside Brothers LLP agreed to sell the 100,000 shares of our common stock it owns to VOIS Partners LLC. Mr. Schultheis, as well as Messrs. Stephen J. Bartkiw and Mark J. Minkin, former executive officers and directors of our company, are the members of Trackside Brothers LLP,

• Carrera Capital Management, Inc. agreed to sell the 1,200,000 shares of our common stock it owns to VOIS Partners LLC. Carrera Capital Partners, Inc. is owned by Mr. Minkin, and

• JAB Interactive LLC agreed to sell the 1,200,000 shares of our common stock it owns to VOIS Partners LLC. Mr. Bartkiw is the managing member of JAB Interactive LLC.

The transactions are to close no later than April 1, 2008, and at closing we agreed to satisfy certain payable to each of Messrs. Bartkiw and Minkin as well as other third parties in the aggregate amount of approximately $328,000. Subject to the closings of the transactions, the certificates representing the shares have been placed in escrow. The receipt by us of gross proceeds of $3,000,000 from a financing is a condition to the closings of the agreements. The agreements each contain customary indemnification provisions and at the closings the parties will enter into general releases.

A copy of each of the agreements are filed as Exhibits 10.1, 10.2 and 10.3 to this Current Report on Form 8-K. The foregoing description of the agreements is qualified in its entirety by reference to the full text of the agreements.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Form of Stock Purchase Agreement by and among Trackside Brothers LLC , VOIS Partners LLC, VOIS Inc. and Schneider Weinberger & Beilly LLP *
10.2	Form of Stock Purchase Agreement by and among Carrera Capital Management, Inc. , VOIS Partners LLC, VOIS Inc. and Schneider Weinberger & Beilly LLP *
10.3	Form of Stock Purchase Agreement by and among JAB Interactive LLC, VOIS Partners LLC, VOIS Inc. and Schneider Weinberger & Beilly LLP *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOIS, INC.

Date: November 1, 2007	By: /s/ Gary Schultheis
Gary Schultheis, Chief Executive Officer and President